Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

ENSERVCO CORPORATION,

(a Delaware corporation),

ADLER HOT OIL HOLDINGS, LLC

(a Delaware limited liability company)

ADLER HOT OIL SERVICE, LLC

(a Delaware limited liability company)

SPELL CAPITAL MEZZANINE PARTNERS SBIC, LP,

(a Delaware limited partnership),

ALDINE CAPITAL FUND II, L.P.,

(a Delaware limited partnership),

ALDINE SBIC FUND, L.P.,

(a Delaware limited partnership),

EXMARQ CAPITAL PARTNERS, INC.,

(a Minnesota corporation),

UNITED INSURANCE COMPANY OF AMERICA,

(an Illinois corporation),

Dated as of October 26, 2018

TABLE OF CONTENTS

ARTICLE I DEFINITIONS     6

ARTICLE II PURCHASE AND SALE     15

Section 2.01 Purchase and Sale.     15

Section 2.02 Purchase Price.     15

Section 2.03 Closing Date Payments.     16

Section 2.04 Closing Date Amendment of Subordinated Debt Agreement.     17

Section 2.05 Other Transactions and Deliveries to be Effected at the Closing.     17

Section 2.06 Closing Date Payment Adjustment.     17

Section 2.07 Earn-out.     19

Section 2.08 Indemnity Holdback Payment.     21

Section 2.09 Closing.     21

Section 2.10 Third Party Consents.     21

Section 2.11 Tax Treatment of Transaction; Purchase Price Allocation.     22

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER     22

Section 3.01 Organization and Authority of Seller.     22

Section 3.02 Organization, Authority and Qualification of the Company.     22

Section 3.03 Capitalization.     23

Section 3.04 No Subsidiaries.     23

Section 3.05 No Conflicts; Consents.     23

Section 3.06 Financial Statements.     23

Section 3.07 Undisclosed Liabilities.     24

Section 3.08 Absence of Certain Changes, Events, and Conditions.     24

Section 3.09 Material Contracts.     26

Section 3.10 Title to Assets; Real Property.     28

Section 3.11 Condition and Sufficiency of Assets.     29

Section 3.12 Intellectual Property.     29

Section 3.13 Inventory.     31

Section 3.14 Accounts Receivable.     31

Section 3.15 Customers and Suppliers.     31

Section 3.16 Insurance.     31

Section 3.17 Legal Proceedings; Governmental Orders.     32

Section 3.18 Compliance With Laws; Permits.     32

Section 3.19 Environmental Matters.     33

Section 3.20 Employee Benefit Matters.     34

Section 3.21 Employment Matters.     37

Section 3.22 Taxes.     38

Section 3.23 Books and Records.     40

Section 3.24 Brokers.     40

Section 3.25 No Other Representations and Warranties.     40

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER     40

Section 4.01 Organization, Standing, and Authority of Buyer.     40

Section 4.02 No Conflicts; Consents.     41

Section 4.03 Brokers.     41

Section 4.04 Legal Proceedings.     41

ARTICLE V COVENANTS AND AGREEMENTS     41

Section 5.01 Confidentiality.     41

Section 5.02 Non-Competition; Non-Solicitation.     41

Section 5.03 Financial Reporting by Buyer to Seller/Member Representative.     42

Section 5.04 Books and Records.     43

Section 5.05 Public Announcements.     44

Section 5.06 Employees and Employee Benefits.     44

Section 5.07 Further Assurances.     44

Section 5.08 Tail Policy.     44

ARTICLE VI TAX MATTERS     44

Section 6.01 Tax Covenants.     44

Section 6.02 Termination of Existing Tax Sharing Agreements.     46

Section 6.03 Tax Indemnification.     46

Section 6.04 Straddle Period.     46

Section 6.05 Contests.     47

Section 6.06 Cooperation and Exchange of Information.     47

Section 6.07 Tax Treatment of Indemnification Payments.     47

Section 6.08 Payments to Buyer.     47

Section 6.09 Survival.     48

Section 6.10 Imputed Underpayments.     48

Section 6.11 Overlap.     48

ARTICLE VII Closing deliveries     48

Section 7.01 Seller’s Closing Deliveries.     48

Section 7.02 Buyer’s Closing Deliveries.     49

ARTICLE VIII INDEMNIFICATION     50

Section 8.01 Survival.     50

Section 8.02 Indemnification By Seller and Members.     50

Section 8.03 Indemnification By Buyer.     51

Section 8.04 Indemnification Procedures.     51

Section 8.05 Payments; Limitations and Other Matters Relating to Indemnification.     53

Section 8.06 Tax Treatment of Indemnification Payments.     54

Section 8.07 Effect of Investigation.     54

Section 8.08 Exclusive Remedies.     54

ARTICLE X MISCELLANEOUS     55

Section 9.01 Expenses.     55

Section 9.02 Notices.     55

Section 9.03 Interpretation.     55

Section 9.04 Headings.     56

Section 9.05 Severability.     56

Section 9.06 Entire Agreement.     56

Section 9.07 Successors and Assigns.     56

Section 9.08 No Third-Party Beneficiaries.     56

Section 9.09 Amendment and Modification; Waiver.     56

Section 9.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.     56

Section 9.11 Counterparts.     57

Section 9.12 Drafting.     57

Section 9.13 Schedules.     57

Section 9.14 Seller/Member Representative.     58

MEMBERSHIP INTEREST PURCHASE AGREEMENT

PREAMBLE

This Membership Interest Purchase Agreement (this “Agreement”), dated as of October 26, 2018, is entered into by and among Adler Hot Oil Holdings, LLC, a Delaware limited liability company (“Seller”), Adler Hot Oil Service, LLC, a Delaware limited liability company (the “Company”), Enservco Corporation, a Delaware corporation (“Buyer”) and Spell Capital Mezzanine Partners SBIC, LP, a Delaware limited partnership, Aldine Capital Fund II, L.P., a Delaware limited partnership, Aldine SBIC Fund, L.P., a Delaware limited partnership, EXMARQ Capital Partners, Inc., a Minnesota corporation, and United Insurance Company of America, an Illinois corporation (each a “Member” and collectively “Members”).

RECITALS

1.     The Company recently redeemed all of the issued and outstanding membership interests in the Company previously held by IIP Capital, LLC, Ratnagar Singh, Mehul Ramesh Shah, Britt Poulsen, and Paul Briggs (the “Company Redemptions”). Subsequent to the Company Redemptions and prior to the closing of this Agreement, the Members contributed to Seller all of the remaining issued and outstanding membership interests in the Company, such that all of such membership interests of the Company (the “Membership Interests”) are owned 100% by Seller (the “Company Reorganization”).

2.     Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase from Seller, all of the Membership Interests (the “Acquisition”), subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Acquisition” has the meaning set forth in the Recitals.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjusted EBITDA” means, with respect to the Earn-out Period, the net income before interest, income taxes, depreciation and amortization of Buyer and its consolidated subsidiaries for such period, determined in accordance with GAAP but applied and calculated in a manner consistent with the EBITDA calculation derived from the Audited Financial Statements for the most recent fiscal year end, subject to adjustment for (a) extraordinary items of gain or loss; (b) gains or losses resulting from the sale of assets other than in the ordinary course of business consistent with past practice; provided, that EBITDA shall be extrapolated for the Earn-out Period as if such sale had not occurred; and (c) costs and expenses incurred in connection with the transactions contemplated by this Agreement (which shall be added back to determine Adjusted EBITDA).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Assignment, all documents and instruments necessary to effectuate the Company Redemptions, and the other documents executed and delivered by Seller, Buyer, or the Company pursuant to this Agreement in connection with the Closing.

“Assignment” has the meaning set forth in Section 2.05(c)(i).

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“BBA” has the meaning set forth in Section 6.10.

“Benefit Plan” means (a) any pension plan, 401(k) plan, profit-sharing plan, health or welfare plan, and any other employee benefit plan (within the meaning of Section 3(3) of ERISA) that is maintained or sponsored by the Company or to which the Company contributes or for which the Company otherwise has or may have any Liability, either directly or as a result of an ERISA Affiliate, and (b) any other benefit plan, scheme, program, policy, arrangement, obligation, or practice, whether or not legally enforceable, to provide benefits, other than salary paid in the ordinary course, as compensation for services rendered, to one or more present or former employees, directors, agents, or independent contractors, that is maintained or sponsored by the Company or to which the Company contributes or for which the Company otherwise has or may have any Liability either directly or as a result of an ERISA Affiliate, including employment Contracts, severance policies or Contracts, executive compensation arrangements, incentive arrangements, equity-based compensation, deferred compensation, profit-sharing, bonus, severance, stock or stock-related awards, fringe benefit arrangements and each other employee benefit plan, fund, program, Contract or arrangement, whether formal or informal.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Denver, Colorado are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Credit Agreement” means the Loan and Security Agreement dated as of August 10, 2017 by and among East West Bank and Buyer, Dillco Fluid Service, Inc., Heat Waves Hot Oil Service LLC and Heat Waves Water Management LLC.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer’s Accountants” means EKS&H, LLLP.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.09.

“Closing Date” has the meaning set forth in Section 2.09.

“Closing Date Payment” has the meaning set forth in Section 2.03.

“Closing Date Indebtedness Certificate” means a certificate executed by the Chief Financial Officer of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of the open of business on the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Closing Date Individual Cash Bonus Awards” means the amounts owed to Paul Briggs, Britt Poulsen, Amanda Wooley, Bart Love, and D.J. Galloway pursuant to the Company’s Liquidity Event Cash Bonus Plan dated March 12, 2018.

“Closing Transaction Expenses Certificate” means a certificate executed by the Chief Financial Officer of the Company certifying the amount of Transaction Expenses remaining unpaid as of the open of business on the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed).

“Closing Working Capital” means Working Capital determined as of the open of business on the Closing Date; provided, however, that for determining Closing Working Capital the Current Liabilities shall include the $226,626.67 added as fifty percent (50%) of the total buyout amount for five frac heating units.

“Closing Working Capital Statement” has the meaning set forth in Section 2.06(b)(i).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the Preamble.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company Redemptions” has the meaning set forth in the Recitals.

“Company Reorganization” has the meaning set forth in the Recitals.

“Company Senior Term Loan” means that certain term loan extended to the Company by CapX Fund IV, L.P., a Delaware limited partnership (“CapX”) pursuant to that certain Loan and Security Agreement dated October 17, 2017, by and between the Company and CapX.

“Company Systems” has the meaning set forth in Section 3.12(h).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means only the Company’s cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets, and (c) receivables from any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, determined in accordance with generally accepted accounting principles (GAAP) applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means the Company’s accounts payable, accrued Taxes and accrued expenses, and $226,626.67 representing fifty percent (50%) of the total buyout amount on lease agreements for five frac heating units, but excluding payables to any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, deferred Tax liabilities, Transaction Expenses, and the current portion of any Indebtedness of the Company, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Customer Contract” means any Contracts pursuant to which the Company has provided or will provide products or services in connection with the business of the Company.

“Direct Claim” has the meaning set forth in Section 8.04(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.06(c)(iii).

“Dollars or $” means the lawful currency of the United States.

“Earn-out Calculation” has the meaning set forth in Section 2.05(b)(i).

“Earn-out Calculation Delivery Date” has the meaning set forth in Section 2.05(b)(i).

“Earn-out Calculation Objection Notice” has the meaning set forth in Section 2.05(b)(ii).

“Earn-out Calculation Statement” has the meaning set forth in Section 2.05(b)(i).

“Earn-out Payment” has the meaning set forth in Section 2.05(a).

“Earn-out Period” means the period beginning on January 1, 2019 and ending on December 31, 2019.

“Earn-out Review Period” has the meaning set forth in Section 2.05(b)(ii).

“EBITDA Threshold” has the meaning set forth in Section 2.05(a).

“Employment Agreements” means employment agreements by and between Buyer and (i) Paul Briggs; and (ii) Britt Poulsen, in each case containing customary non-solicitation, non-competition, and confidentiality provisions satisfactory to Buyer.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging under Environmental Law liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit obtained or required to be obtained pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.06(a).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.06(a).

“Financial Statements” has the meaning set forth in Section 3.06.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Permits” means any permits, licenses, registrations, certificates of occupancy, variances, approvals, privileges, or other authorizations of any nature whatsoever, granted, approved, or allowed by any Governmental Authority.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Imputed Underpayment” has the meaning set forth in Section 6.10.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) buyout obligations totaling $453,253.34 on lease agreements for five frac heating units; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g). Notwithstanding the foregoing, the definition of Indebtedness shall not include the Company’s indebtedness to Ford Credit in the original amount of approximately $125,615 with respect to the financing of three new Ford F-350 pickups, which will not be paid off at the Closing and will continue as an obligation of the Company.

“Indemnity Holdback Payment” has the meaning set forth in Section 2.02(f).

“Indemnified Party” has the meaning set forth in Section 8.04.

“Indemnifying Party” has the meaning set forth in Section 8.04.

“Independent Accountant” has the meaning set forth in Section 2.06(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Knowledge” “to the knowledge of” or any other similar knowledge qualification, means: (a) with respect to Seller, the actual knowledge of Paul Briggs, Britt Poulsen, or Amanda Wooley, after due inquiry; and (b) with respect to Buyer, the actual knowledge of any senior executive officer of Buyer, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder; provided, however, that “Losses” shall not include indirect, punitive, special, or consequential damages, or damages that are based on any type of multiple (such as a multiple of earnings), except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Membership Interests” has the meaning set forth in the recitals.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.06(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Preparing Party” has the meaning set forth in Section 6.01(a)(iii).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Purchase Price” has the meaning set forth in Section 2.02.

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Property” means the real property leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors/managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.06(c)(ii).

“Restricted Business” means providing frac water heating and hot oil services to oil and natural gas exploration and production companies in the Bakken, Denver-Julesburg, Marcellus, and Utica oil and natural gas basins.

“Restricted Period” has the meaning set forth in Section 5.02(a).

“Review Period” has the meaning set forth in Section 2.06(c)(i).

“Reviewing Party” has the meaning set forth in Section 6.01(a)(iii).

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller’s Accountants” means Baker Tilly Virchow Krause LLP.

“Seller/Member Representative” means Spell Capital Mezzanine Partners SBIC, LP.

“September 30 Working Capital” means Working Capital, determined as of the open of business on September 30, 2018.

“Single Employer Plan” has the meaning set forth in Section 3.20(c).

“Statement of Objections” has the meaning set forth in Section 2.06(c)(ii).

“Straddle Period” has the meaning set forth in Section 6.04.

“Subordinated Lenders” means Spell Capital, ExMarq Capital Partners, Inc., Aldine Capital Fund II, L.P., Aldine SBIC Fund, L.P., and United Insurance Company of America in their capacity as subordinated lenders to the Company.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.05.

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.04(a).

“Transaction Expenses” means all fees and expenses incurred by the Company at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby.

“Undisputed Amounts” has the meaning set forth in Section 2.06(c)(iii).

“Union” means any labor union, works council, or labor organization.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital” means, as at a specified date and without duplication, an amount equal to (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company.

ARTICLE II
Purchase and sale

Section 2.01     Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in and to the Membership Interests, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02     Purchase Price. The aggregate purchase price for the Membership Interests (as it may be adjusted in accordance with this Agreement, the “Purchase Price”) will equal:

(a)     the sum of $2,708,617.99;

(b)     plus, the amount (if any) by which the Closing Working Capital is greater than $615,640 as of the Closing Date;

(c)     minus, the absolute amount (if any) by which the Closing Working Capital is less than $615,640 as of the Closing Date;

(d)     plus, the amount of the Transaction Expenses;

(e)     plus, the amount of the Closing Date Individual Cash Bonus Awards payable under the Company’s Liquidity Event Cash Bonus Plan;

(f)     plus, a payment of one million dollars ($1,000,000.00) (the “Indemnity Holdback Payment”) by Buyer to Seller/Member Representative as agent for the Seller, which shall be due and payable on the eighteen (18) month anniversary of the Closing Date, as set forth in Section 2.08;

(g)     plus, the principal sum of $4,800,000, which shall be evidenced by a Subordinated Promissory Note (the “Subordinated Note”) that provides that (A) the principal sum shall bear interest on the unpaid balance thereof at the rate of eight percent (8%) per annum from the Closing Date until paid (or eleven percent (11%) while any default is continuing), (B) principal payments on November 30, 2018 of $800,000, on February 28, 2019 of $200,000 and on the final maturity date of the Subordinated Note of March 31, 2019 of all remaining outstanding principal and interest, (C) the Subordinated Note will be secured by a junior security interest and subject to a subordination agreement with East West Bank as provided in Section 2.05(a), (D) the Buyer’s right to prepay all or any portion of the Subordinated Note at any time without penalty, and (E) that amounts due under the Subordinated Note shall not be subject to any deduction or offset of any kind, including claims arising under or related to this Agreement, with the exception of any Post-Closing Adjustment due to Buyer, which shall be deducted from the amounts due under the Subordinated Note pursuant to Section 2.06(d) of this Agreement.

(h)     plus, an earn-out payment of up to one million dollars ($1,000,000.00) to be paid, if due, to the Seller/Member Representative within twenty (20) Business Days following the conclusion of the Earn-out Period, as set forth in Section 2.07.

Section 2.03     Closing Date Payments. At the Closing, Buyer will pay by wire transfer of immediately available funds to the account specified in Section 2.03 of the Disclosure Schedules:

(a)     the portion of the Purchase Price referred to in Section 2.02(a), (b), and (c), if applicable, payable to the Seller/Member Representative;

(b)     the Transaction Expenses, payable to the bank accounts and in the amounts specified on the Closing Transaction Expenses Certificate;

(c)     all Indebtedness of the Company under the Company Senior Term Loan, payable to CapX (including 100% of the lease buyout amounts for five frac heating units), and all Indebtedness to MB Financial Bank, N.A.; and

(d)     the Closing Date Individual Cash Bonus Awards that are due under the Company’s Liquidity Event Cash Bonus Plan, payable to the five (5) Company employees entitled to receive them.

The amounts in Section 2.03(a) are cumulatively referred to as the “Closing Date Payment”.

Section 2.04     Closing Date Amendment of Subordinated Debt Agreement. At the Closing the Company and the Subordinated Lenders will enter into an Amendment No. 3 to the Company’s Loan Agreement with the Subordinated Lenders (“Amendment No. 3”) to provide for the assumption by Seller, on a non-recourse basis, of the Company’s Indebtedness to the Subordinated Lenders (the “Subordinated Debt”), and the release of the Company from any further obligation as to the Subordinated Debt, in each case effective as of the Closing.

Section 2.05      Other Transactions and Deliveries to be Effected at the Closing.

(a)     At the Closing (i) Buyer shall deliver to Seller (x) a Guaranty by Heat Waves Hot Oil Service LLC and Heat Waves Water Management LLC (collectively, the “Buyer Subsidiaries”) of the Buyer’s obligation to pay the Subordinated Note, (y) a Security Agreement granting Buyer a junior security interest in substantially all of the assets of Buyer and the Buyer Subsidiaries to secure payment (or the guaranty of payment) of the Subordinated Note (the “Security Agreement”), and (ii) Seller shall enter into a Subordination Agreement with East West Bank (the “Subordination Agreement”), in form and substance acceptable to each of them, subordinating Seller’s rights as to the Subordinated Note and under the foregoing Guaranty and Security Agreement to Buyer’s and Buyer Subsidiaries’ obligations under the Buyer Credit Agreement.

(b)     At the Closing, Buyer shall deliver to Seller the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.02 of this Agreement.

(c)     At the Closing, Seller shall deliver to Buyer:

(i)     assignments of the Membership Interests to Buyer in the form of Exhibit A hereto (the “Assignment”), duly executed by Seller; and

(ii)     the other Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 7.01 of this Agreement.

Section 2.06     Closing Date Payment Adjustment.

(a)     Closing Adjustment. Prior to the Closing, Seller shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Closing Working Capital (excluding cash and cash equivalents) and the Company’s cash and cash equivalents, in each case as of the Closing Date (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital as of the Closing Date (the “Estimated Closing Working Capital Statement”), and a certificate of the Chief Financial Officer of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies, and procedures, with consistent classifications, judgments, and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Estimated Closing Working Capital Statement was being prepared and audited as of year-end.

(b)     Post-Closing Adjustment.

(i)     Within forty-five (45) days after the Closing Date, Buyer shall prepare and deliver to Seller/Member Representative a statement setting forth its calculation of Closing Working Capital, which statement shall contain an audited balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (excluding cash and cash equivalents) and the Company’s cash and cash equivalents, in each case as of the Closing Date (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

(ii)     The post-closing adjustment shall be an amount equal to (x) the difference between the Closing Working Capital (excluding cash and cash equivalents) and the Estimated Closing Working Capital (excluding cash and cash equivalents), plus or minus (y) the difference between the actual decrease and the estimated decrease in the Company’s cash and cash equivalents between September 30, 2018 and the Closing Date (the “Post-Closing Adjustment”).

(c)     Examination and Review.

(i)     Examination. After receipt of the Closing Working Capital Statement, Seller/Member Representative shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller and Seller’s Accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Buyer or the Company.

(ii)     Objection. On or prior to the last day of the Review Period, Seller/Member Representative may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller/Member Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller/Member Representative’s disagreement therewith (the “Statement of Objections”). If Seller/Member Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller/Member Representative. If Seller/Member Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller/Member Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller/Member Representative, shall be final and binding.

(iii)     Resolution of Disputes. If Seller/Member Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of Moss Adams LLP or, if Moss Adams LLP is unable to serve, Buyer and Seller/Member Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s Accountants or Buyer’s Accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)     Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(v)     Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d)     Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall be due (x) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (v) above. Notwithstanding any provision of this Agreement or the Subordinated Note to the contrary, any payment of the Post-Closing Adjustment owed by Seller to Buyer shall be deducted from the amounts due under the Subordinated Note in the inverse order of their maturities. Any payment of the Post-Closing Adjustment owed by Buyer to Seller shall be paid by wire transfer of immediately available funds to such account as is directed by Seller/Member Representative.

(e)     Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.07     Earn-out.

(a)     Earn-out Payment. As additional consideration for the Membership Interests, Buyer shall pay to Seller/Member Representative an amount, if any (the “Earn-out Payment”) equal to (i) the Adjusted EBITDA for the Earn-out Period, minus (ii) twenty-one million eight hundred thousand dollars ($21,800,000.00) (the “EBITDA Threshold”); provided, that in no event shall the Earn-out Payment exceed one million dollars ($1,000,000.00). If the Adjusted EBITDA during the Earn-out Period does not exceed the EBITDA Threshold, no Earn-out Payment shall be due to Seller/Member Representative.

(b)     Procedures Applicable to the Determination of the Earn-out Payment.

(i)     On or before the date which is twenty (20) Business Days after the last day of the Earn-out Period (the “Earn-out Calculation Delivery Date”), Buyer shall prepare and deliver to Seller/Member Representative a written statement (the “Earn-out Calculation Statement”) setting forth in reasonable detail its determination of Adjusted EBITDA for the Earn-out Period and its calculation of the resulting Earn-out Payment, if any (the “Earn-out Calculation”).

(ii)     Seller/Member Representative shall have twenty (20) Business Days after receipt of the Earn-out Calculation Statement (the “Earn-out Review Period”) to review the Earn-out Calculation Statement and the Earn-out Calculation set forth therein. During the Earn-Out Review Period, Seller/Member Representative and Seller’s Representatives shall have the right to inspect Buyer’s books and records during normal business hours at Buyer’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Adjusted EBITDA and the resulting Earn-out Payment. Prior to the expiration of the Earn-out Review Period, Seller/Member Representative may object to the Earn-out Calculation set forth in the Earn-out Calculation Statement by delivering a written notice of objection (an “Earn-out Calculation Objection Notice”) to Buyer. Any Earn-out Calculation Objection Notice shall specify the items in the applicable Earn-out Calculation disputed by Seller/Member Representative and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Seller/Member Representative fails to deliver an Earn-out Calculation Objection Notice to Buyer prior to the expiration of the Earn-out Review Period, then the Earn-out Calculation set forth in the Earn-out Calculation Statement shall be final and binding on the parties hereto. If Seller/Member Representative timely delivers an Earn-out Calculation Objection Notice, Buyer and Seller/Member Representative shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Adjusted EBITDA and the Earn-out Payment. If Buyer and Seller/Member Representative are unable to reach agreement within thirty (30) days after such an Earn-out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accountant. The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the Earn-out Calculation as promptly as practicable, but in no event greater than thirty (30) days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Earn-out Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Buyer and Seller/Member Representative shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Seller/Member Representative, and not by independent review. The resolution of the dispute and the calculation of Adjusted EBITDA that is the subject of the Earn-out Calculation Objection Notice by the Independent Accountant shall be final and binding on the parties hereto. The fees and expenses of the Independent Accountant shall be borne by Buyer and Seller in proportion to the amounts by which their respective calculations of Adjusted EBITDA differ from Adjusted EBITDA as finally determined by the Independent Accountant.

(c)     Timing of Payment of Earn-out Payment. Subject to Section 2.07(e), the Earn-out Payment that Buyer is required to pay pursuant to Section 2.07(a), if any, shall be paid in full no later than ten (10) Business Days following the date upon which the determination of Adjusted EBITDA becomes final and binding upon the parties as provided in Section 2.07(b)(ii) (including any final resolution of any dispute raised by Seller/Member Representative in an Earn-out Calculation Objection Notice). Buyer shall pay to Seller/Member Representative the applicable Earn-out Payment in cash by wire transfer of immediately available funds to the bank account for Seller pursuant to Seller’s wire transfer instructions specified in Section 2.03 of the Disclosure Schedules.

(d)     Post-Closing Operation of the Company. Subject to the terms of this Agreement and the Ancillary Documents, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Company; provided, that Buyer shall not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding or reducing the Earn-out Payment hereunder. Notwithstanding the foregoing, Buyer has no obligation to operate the Company in order to achieve any Earn-out Payment or to maximize the amount of any Earn-out Payment.

(e)     Right of Setoff. Buyer shall have the right to withhold and setoff against any amount otherwise due to be paid pursuant to this Section 2.07 the amount of (i) any Post-Closing Adjustment owed to it pursuant to Section 2.06 and (ii) any Losses to which any Buyer Indemnitee may be entitled under Section 8.02 or any other Ancillary Document.

(f)     No Security. The parties hereto understand and agree that (i) the contingent rights to receive any Earn-out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer, (ii) Seller shall not have any rights as securityholders of Buyer as a result of Seller’s contingent right to receive any Earn-out Payment hereunder, and (iii) no interest is payable with respect to any Earn-out Payment.

Section 2.08     Indemnity Holdback Payment. Buyer shall pay Seller the Indemnity Holdback Payment on the eighteen (18) month anniversary of the Closing Date; provided, however, that Buyer shall have the right to withhold and setoff against any amount otherwise due to be paid pursuant to this Section 2.08 the amount of (i) any Post-Closing Adjustment owed to it pursuant to Section 2.06 and (ii) any Losses to which any Buyer Indemnitee may be entitled under Section 8.02 or any other Ancillary Document.

Section 2.09     Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests contemplated hereby shall take place at a closing (the “Closing”) at the offices of Jones & Keller, P.C. located at 1999 Broadway, Suite 3150, Denver, Colorado 80202, or via Federal Express, facsimile or electronic mail, as agreed by Buyer and Seller, at 10:00 a.m., Mountain Time, on the date of this Agreement, or such other time, date, or place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.10     Third Party Consents. To the extent that the Company’s rights under any Contract or Government Permit require consent of another Person to transfer pursuant to a change in control which has not been obtained, Seller, at its expense, shall use commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained and lack of such consent would materially impair Buyer’s rights so that Buyer would not in effect acquire the benefit of such rights, Seller shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall reasonably cooperate with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

Section 2.11     Tax Treatment of Transaction; Purchase Price Allocation. For U.S. federal income tax purposes (and for purposes of any applicable state or local Taxes), the parties to this Agreement agree (i) to treat the Acquisition contemplated by this Agreement as a purchase and sale of the assets of the Company, and (ii) to treat the Company Reorganization consistent with Section 1.708-1(c) of the Treasury Regulations such that Seller: (A) will be treated as a continuation of the Company; and (B) shall retain the employer identification number of the Company in effect as of the Closing (the “Intended Tax Treatment”). For purposes of reporting the Tax consequences of the transactions contemplated by this Agreement, the parties agree that the value of the assets of the Company will be determined as set forth on Exhibit B and allocated in accordance with the provisions of Section 1060 of the Code (the “Allocation Methodology”). Buyer, the Company, Seller and Members will report, act and file all Tax Returns consistent with the Allocation Methodology and Intended Tax Treatment. No party will take any position (whether in audits, Tax Returns or otherwise) inconsistent with the Allocation Methodology and Intended Tax Treatment unless required to do so by applicable Law.

ARTICLE III
Representations and warranties of Seller

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller and the Members, jointly and severally, represent and warrant to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01     Organization and Authority of Seller. Seller is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has full power and authority to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution, and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller, such Ancillary Document will constitute a legal and binding obligation of Seller, enforceable against it in accordance with its terms.

Section 3.02     Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary or, if not, then such lack of authorization will not have a Material Adverse Effect on the business of the Company.

Section 3.03     Capitalization.

(a)     Seller is the record owner of and has good and valid title to the Membership Interests, free and clear of all Encumbrances. The Membership Interests constitute 100% of the total issued and outstanding membership interests in the Company. The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances.

(b)     The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which Seller or the Company are a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c)     There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company or obligating Seller or the Company to issue or sell any membership interests (including the Membership Interests), or any other interest, in the Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 3.04     No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.05     No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of any Seller or Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties and material assets are subject (including any Material Contract) or any Permit materially affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.06     Financial Statements. Complete copies of the Company’s audited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2017, 2016, 2015, and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at September 30, 2018 and the related statements of income and retained earnings, members’ equity and cash flow for the nine (9)-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been made available to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2017 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of September 30, 2018 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.07     Undisclosed Liabilities. The Company has no material liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, if they are of the type required to be shown on a balance sheet of the Company prepared in accordance with GAAP, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount, and (c) those that are disclosed on the Disclosure Schedules, if such disclosure is called for by the terms of this Agreement.

Section 3.08     Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)     event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)     amendment of the Organizational Documents of the Company, except for the amendment in the form of Exhibit C to this Agreement;

(c)     split, combination or reclassification of any membership interests in the Company;

(d)     issuance, sale or other disposition of, or creation of any Encumbrance on, any membership interests in the Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests in the Company;

(e)     declaration or payment of any distributions on or in respect of any membership interests in the Company or redemption, purchase or acquisition of any of the Company’s outstanding membership interests, except for the redemption of certain membership interests in the Company, and contribution of the remaining Company membership interests to the Seller, that is referred to in the Recitals of this Agreement and for the cash distribution that preceded the execution of this Agreement;

(f)     material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)     material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)     entry into any Contract that would constitute a Material Contract;

(i)     incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)     transfer, assignment, sale or other disposition of any of the assets of the Company shown or reflected in the Balance Sheet, except for the sale of inventory or otherwise in the ordinary course of business, or cancellation of any debts or entitlements;

(k)     transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or material Company IP Agreements (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice);

(l)     abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any material Trade Secrets included in the Company Intellectual Property;

(m)     material damage, destruction or loss (whether or not covered by insurance) to its property;

(n)     any capital investment in, or any loan to, any other Person;

(o)     acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(p)     any material capital expenditures;

(q)     imposition of any Encumbrance, other than a Permitted Encumbrance, upon any of the Company’s properties or assets, tangible or intangible;

(r)     (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, managers, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the Company has incurred or will incur any costs or expenses, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant;

(s)     hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(t)     adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, manager, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u)     any loan to (or forgiveness of any loan to), or entry into any other transaction with any current or former managers, officers and employees;

(v)     entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w)     adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)     purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000.00, individually (in the case of a lease, per annum) or $50,000.00 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y)     acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof;

(z)     action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(aa)     any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09     Material Contracts.

(a)     Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company by which the Company or any of the material assets of the Company are bound or affected (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i)     all Customer Contracts and any other Contract to sell or supply products or to perform services with a value greater than $25,000.00;

(ii)     each Contract of the Company involving aggregate consideration in excess of $25,000.00 and which, in each case, cannot be cancelled by the Company without penalty or without more than ninety (90) days’ notice;

(iii)     all Contracts to lease or operate any property that involves an amount in excess of $25,000.00 per year, in any individual case, or $50,000.00 per year in the aggregate;

(iv)     all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(v)     all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(vi)     all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(vii)     all broker, distributor, dealer, manufacturer’s representative, franchise, and agency Contracts to which the Company is a party;

(viii)     all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(ix)     all notes, debentures, bonds (including surety and performance bonds), conditional sale Contracts, equipment trust Contracts, letter of credit Contracts, reimbursement Contracts, loan Contracts or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, members, partners, Seller Members, or any members of their respective immediate families), Contracts or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the Indebtedness of any other Person;

(x)     all Contracts with any Governmental Authority to which the Company is a party;

(xi)     all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time after the Closing Date;

(xii)     any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xiii)     all Contracts between or among the Company on the one hand and any Seller or any Affiliate of any Seller (other than the Company) on the other hand;

(xiv)     all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xv)     any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b)     Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10     Title to Assets; Real Property.

(a)     The Company has a good and valid leasehold interest in, all Real Property and personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)     those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii)     liens for Taxes not yet due and payable;

(iii)     mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iv)     easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(v)     liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b)     Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. The Company made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy, or enjoyment of any leased Real Property. The Company has not received any written notice of (i) material violations in respect of any Law, covenant, condition, restriction, easement, license, permit or agreement; or (ii) Actions pending or threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11     Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are to the Seller’s Knowledge structurally sound, are in good operating condition and repair, normal wear and tear excepted, and to the Seller’s Knowledge are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted during the twelve (12) months prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 3.12     Intellectual Property.

(a)     Section 3.12(a) of the Disclosure Schedules contains a correct, current, and complete list of all (i) Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all unregistered Trademarks included in the Company Intellectual Property; (iii) all proprietary Software of the Company; and (iv) all other Company Intellectual Property used or held for use in the business as currently conducted and as proposed to be conducted. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing.

(b)     Section 3.12(b) of the Disclosure Schedules contains a correct, current and complete list of all Company IP Agreements, specifying for each the date, title, and parties thereto. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c)     The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation or development of any Intellectual Property during the course of employment or engagement with the Company whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; and (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law. Seller has made available to Buyer true and complete copies of all such Contracts.

(d)     Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property or any Intellectual Property subject to any Company IP Agreement.

(e)     All of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken reasonable steps to maintain and enforce the Company Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property.

(f)     To Seller’s Knowledge, the conduct of the Company’s business as currently and formerly conducted, and the products, processes and services of the Company, have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

(g)     There are no Actions (including any opposition, cancellation, revocation, review or other proceeding) settled, pending or to Seller’s Knowledge threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability or ownership of any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation or other violation by any Person of the Company Intellectual Property. Neither Seller nor the Company has Knowledge of any facts or circumstances that could reasonably be expected to give rise to any such Action. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property.

(h)     The computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems, including any outsourced systems and processes, that are owned or used by the Company (“Company Systems”) are reasonably sufficient for the immediate needs of the Company’s business. In the past eighteen (18) months, to Seller’s Knowledge there has been no unauthorized access, use, intrusion, or breach of security, or failure, breakdown, or other adverse event having a Material Adverse Effect on the Company Systems, that has caused or could reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Company Systems or the conduct of the Company’s business; (ii) material loss, destruction, damage, or harm of or to the Company or its operations, personnel, property, or other assets; or (iii) material liability to the Company. The Company has taken all commercially reasonable actions, consistent with applicable industry standards, to protect the integrity and security of the Company Systems and the data and other information stored or processed thereon. The Company (i) maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities; (ii) acts in compliance therewith; and (iii) tests such plans and procedures on a regular basis.

Section 3.13     Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances except Permitted Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 3.14     Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are to Seller’s Knowledge collectible in full. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15     Customers and Suppliers.

(a)     Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $25,000.00 for each of the three (3) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 3.15(a) of the Disclosure Schedules, the Company has not received any notice that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)     Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $25,000.00 for each of the three (3) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.15(b) of the Disclosure Schedules, the Company has not received any notice that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.16     Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers and managers of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect. Neither Seller nor any of its Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due and payable prior to Closing, accrued. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 3.16 of the Disclosure Schedules, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.17     Legal Proceedings; Governmental Orders.

(a)     Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company); or (b) against or by the Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that is reasonably likely to give rise to, or serve as a basis for, any such Action.

(b)     Except as set forth in Section 3.17(b) of the Disclosure Schedules, since January 1, 2016, Seller has not received any written notice of any outstanding Governmental Orders and to Seller’s Knowledge there are no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company is in material compliance with the terms of each Governmental Order set forth in Section 3.17(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may reasonably be expected to constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.18     Compliance With Laws; Permits.

(a)     Since January 1, 2016, the Company has complied, and is now complying in all material respects, with all Laws applicable to it or its business, properties or assets.

(b)     All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

Section 3.19     Environmental Matters. This Section 3.19 contains the sole and exclusive representations of Seller regarding matters arising under Environmental Laws.

(a)     The Company is currently, and since January 1, 2016, has been, in material compliance with all Environmental Laws and has not, and Seller has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)     The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect, and neither Seller nor the Company is aware of any condition, event or circumstance that under Environmental Laws would reasonably be expected to prevent or materially impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out. With respect to any such Environmental Permits, Seller has used reasonable best efforts to cooperate to facilitate transferability of the same, and neither the Company nor Seller is aware of any condition, event or circumstance that is reasonably likely to prevent or impede the transferability of the same, nor have they received any Environmental Notice regarding any material adverse change in the status or terms and conditions of the same.

(c)     No real property currently operated or leased by the Company is listed on, or to the Knowledge of Seller, has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)     Since January 1, 2016, there has been no material Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and neither the Company nor Seller has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in a material Environmental Claim against, or a material violation of Environmental Law or term of any Environmental Permit by, Seller or the Company.

(e)     To Seller’s Knowledge there are no underground storage tanks at any facility operated by the Company.

(f)     Section 3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company since January 1, 2016 as to which the Company or Seller may retain liability, and to Seller’s Knowledge, none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither Seller nor the Company has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company since January 1, 2016.

(g)     Neither Seller nor the Company has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)     Seller has made available to Buyer any and all environmental site assessments, risk assessments and other similar documents with respect to the business or assets of the Company or any currently operated or leased real property which are in the possession or control of Seller or the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials.

(i)     To Seller’s Knowledge there is no condition, event or circumstance concerning the Release or management of Hazardous Materials that is likely to, after the Closing Date, prevent or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out, including at present activity levels and under present Environmental Laws.

Section 3.20     Employee Benefit Matters.

(a)     Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each Benefit Plan. The Company has separately identified in Section 3.20(a) of the Disclosure Schedules each Benefit Plan that contains a change in control provision.

(b)     With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of the most recent summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, sample COBRA communications, employee handbooks and any other material written communications relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)     Except as set forth in Section 3.20(c) of the Disclosure Schedules, each Benefit Plan and any related trust has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws in all material respects. Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five (5) year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a material penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

No pension plan which is subject to minimum funding requirements, including any multiple employer plan, (each, a “Single Employer Plan”) in which employees of the Company or any ERISA Affiliate participate or have participated in the past six (6) years has an “accumulated funding deficiency”, whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of the Company which is a defined benefit plan has an “adjusted funding target attainment percentage”, as defined in Section 436 of the Code, less than eighty percent (80%). Except as set forth in Section 3.20(c) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. All non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(d)     In the past six (6) years, neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Sections 405, 406, or 409 of Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) engaged in any transaction which would give rise to liability under Section 4069 of ERISA; (iv) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (v) participated in a multiple employer welfare arrangements (MEWAs).

(e)     With respect to each Benefit Plan (i) the Company has not sponsored, contributed to or been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA, and (ii) except as set forth in Section 3.20(e) of the Disclosure Schedules, no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six(6) years is a Single Employer Plan subject to Title IV of ERISA; and (v) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived, has occurred with respect to any such plan.

(f)     Each Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event or as set forth in such Benefit Plan. The Company has no commitment or obligation and has not made any representations to any employee, officer, manager, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Benefit Plan, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)     Except as set forth in Section 3.20(g) of the Disclosure Schedules and other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual.

(h)     Except as set forth in Section 3.20(h) of the Disclosure Schedules, there is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)     There has been no amendment to, announcement by Seller, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan that would materially increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any manager, officer, employee, independent contractor or consultant, as applicable. None of Seller, the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any manager, officer, employee, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan except as set forth in such Benefit Plan.

(j)     Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder in all material respects. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

(k)     Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l)     Except as set forth in Section 3.20(c) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.21     Employment Matters.

(a)     Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.21(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

(b)     Except as set forth in Section 3.21(b) of the Disclosure Schedules, the Company is not, and has not been a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a Union, and there is not, and has not been any Union representing or purporting to represent any employee of the Company, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. To Seller’s Knowledge, except as set forth in Section 3.21(b) of the Disclosure Schedules, since January 1, 2016 there has not been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c)     The Company is and has been in compliance in all material respects with the terms of the collective bargaining agreements and other Contracts, if any, listed on Section 3.21(b) of the Disclosure Schedules and all applicable Laws pertaining to employment and employment practices of the Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. The Company is in material compliance with and, since January 1, 2016, has materially complied with, all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. Except as set forth in Section 3.21(c) of the Disclosure Schedules, there are no Actions against the Company pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, intern or independent contractor of the Company, including, without limitation, any charge, investigation, or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

Section 3.22     Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a)     All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed (taking into account all applicable extensions). Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)     The Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all material information reporting and backup withholding provisions of applicable Law. Material Taxes for this purpose means Taxes in a combined amount in excess of twenty-five thousand dollars ($25,000.00).

(c)     No claim has been made in writing by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)     No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)     The amount of the Company’s Liability for unpaid Taxes did not, as of the date of the Interim Financial Statements, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Interim Financial Statements. The amount of the Company’s Liability for unpaid Taxes for periods following the date of the Interim Financial Statements do not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company.

(f)     All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority which are not in dispute have been fully paid.

(g)     The Company is not a party to any Action by any taxing authority. There are no Actions pending or threatened in writing by any taxing authority.

(h)     Seller has made available to Buyer copies of all federal, state, local, and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2014.

(i)     There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(j)     The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(k)     No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into, or issued by any taxing authority with respect to the Company.

(l)     The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(m)     The Company has never made an election to be treated as an S-corporation for U.S. federal, state, local or foreign tax purposes.

(n)     The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)     any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)     an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)     a prepaid amount received on or before the Closing Date;

(iv)     any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)     any election under Section 108(i) of the Code.

(o)     Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p)     The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q)     The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(r)     No property owned by the Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(s)     The Company has not been subject to any claim made by any Governmental Authority in a jurisdiction where the Company does not file a Tax Return to the effect that the Company may be subject to tax in that jurisdiction.

Section 3.23     Books and Records. The minute books of the Company have been made available to Buyer, are materially complete and correct, and have been maintained in accordance with sound business practices. The minute books of the Company contain materially accurate and complete records of meetings, and actions taken by written consent, of the members and the managers, and no meeting, or action taken by written consent, of any such members or managers has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.24     Brokers. Except for D.A. Davidson, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.

Section 3.25     No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE III (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES HERETO), SELLER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATION OR WARRANTY (EXPRESS OR IMPLIED), INFORMATION OR STATEMENT, EITHER WRITTEN OR ORAL, MADE OR PROVIDED ON BEHALF OF SELLER OR THE COMPANY, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE COMPANY FURNISHED OR MADE AVAILABLE TO BUYER AND ITS REPRESENTATIVES (INCLUDING ANY INFORMATION, DOCUMENTS OR PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY) OR AS TO THE FUTURE REVENUE OR PROFITABILITY OR SUCCESS OF THE COMPANY, OR ANY REPRESENTATION OR WARRANTY ARISING FROM STATUTE OR OTHERWISE IN LAW.

ARTICLE IV
Representations and warranties of buyer

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true, correct, and complete as of the date hereof.

Section 4.01     Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware, and has the requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Buyer’s ability to consummate the transactions contemplated hereby and by the Ancillary Documents. Buyer has full power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by Seller) this Agreement constitutes a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.02     No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 4.03     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 4.04     Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that (a) challenge or seek to prevent, alter, enjoin or otherwise delay the transactions contemplated by this Agreement or (b) would reasonably be expected to have a Material Adverse Effect on Buyer or Buyer’s ability to consummate the transactions contemplated hereby and by the Ancillary Documents. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE V
Covenants AND AGREEMENTS

Section 5.01     Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that such information (a) is generally available to and known by the public through no fault of Seller, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of their Affiliates or their respective Representatives from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller are advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02     Non-Competition; Non-Solicitation.

(a)     For a period of two (2) years commencing on the Closing Date (the “Restricted Period”), neither Seller nor any Member shall, nor shall Seller nor any Member permit any of its Affiliates that is engaged in the Restricted Business as of the Closing Date to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business; (ii) have an interest in any Person that engages in the Restricted Business, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client as of the Closing Date, customer, supplier or licensor of the Company (including any existing client or customer of the Company and clients or customers of the Company during the twelve (12) months preceding the Closing Date, and any Person that becomes a client or customer of the Company after the Closing), or any other Person who has a material business relationship with the Company, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller, any Member, and any of their respective Affiliates may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller, or such Member or Affiliate, respectively, is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b)     During the Restricted Period, neither Seller nor any Member shall, nor shall Seller nor any Member permit any of its Affiliates that is engaged in the Restricted Business as of the Closing Date to, directly or indirectly, hire or solicit any person who is or was employed in the Company during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.02(b) shall prevent Seller, any Member, or any of their respective Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or the Company or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)     Seller and the Members each acknowledge that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller or a Member of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief from the breaching Seller or Member, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)     Seller and the Members each acknowledge that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.03     Financial Reporting by Buyer to Seller/Member Representative. Until such time as all amounts due under the Subordinated Note have been paid to the Seller/Member Representative, Buyer shall deliver to the Seller/Member Representative:

(a)     As soon as available, and in any event within, as applicable, (i) thirty (30) days after the end of each calendar month, in the case of each month other than a month that is the last month of a calendar quarter, or (ii) forty-five (45) days after the end of each month that is the last month of a calendar quarter, a consolidated balance sheet of Buyer and consolidated subsidiaries as of the close of each month and statements of income and retained earnings for the portion of the fiscal year-to-date then ended; and

(b)     Promptly upon the delivery or filing thereof, a copy of all borrowing base or credit availability reports, and other written reports and certificates delivered by Buyer to East West Bank or any other commercial lender to Buyer.

Section 5.04     Books and Records.

(a)     In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

(i)     retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii)     upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records and officers and employees of the Company;

provided, however, that any books and records related to Tax matters shall be conveyed by Seller to Buyer and retained by Buyer pursuant to the periods set forth in ARTICLE VI.

(b)     In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, Seller shall:

(i)     retain the books and records (including personnel files) of Seller which relate to the Company and its operations for periods prior to the Closing; and

(ii)     upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(c)     Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.04 where such access would violate any Law.

(d)     Notwithstanding anything contained herein to the contrary, such records may be destroyed by a party if such party sends to the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the sixtieth (60th) day after such notice is given unless the other party objects to the destruction, in which case the party seeking to destroy the records shall, at its sole cost and expense, deliver such records to the objecting party.

Section 5.05     Public Announcements. Except for any filings Buyer or any of its Affiliates makes with the United States Securities and Exchange Commission, the NYSE American stock exchange, or any public notice required to be made with any other Governmental Authority, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.06      Employees and Employee Benefits.

(a)     All of the Company’s employees immediately prior to the Closing Date shall remain employed by Buyer immediately following the Closing Date (each a “Transferred Employee”). Compensation and benefits of each Transferred Employee immediately prior to the Closing Date shall remain in the aggregate substantially similar to the overall value of the compensation and benefits the Company provided to its employees immediately prior to the Closing Date and shall not be reduced by Buyer immediately following the Closing Date. Nothing in this Agreement, however, is intended to or shall be interpreted to require Buyer to continue the employment of any Transferred Employee for any period of time following the Closing Date. Similarly, nothing in this Agreement is intended to or shall be interpreted to prevent Buyer from making future changes in terms and conditions of employment including the compensation and benefits of any Transferred Employee. Seller shall use commercially reasonable efforts to cause the Employment Agreements to be duly executed by the counterparties thereto.

(b)     Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Company, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with the Company at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled Persons.

Section 5.07     Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

Section 5.08     Tail Policy. Prior to or within ten (10) days following the Closing, Seller shall have purchased an endorsement for tail coverage on Seller’s insurance policy for error and omissions, for a period of at least three (3) years from the Closing Date, with such policy limits, terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) at least as favorable as the policy limits, terms, conditions, retentions and levels of coverage in Seller’s existing insurance policy for error and omissions.

ARTICLE VI
Tax matters

Section 6.01     Tax Covenants.

(a)     The Tax Returns of the Company shall be prepared and filed as follows:

(i)     Seller shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company with respect to a Pre-Closing Tax Period, other than a Straddle Period, and pay any Taxes required to be paid thereon. After receipt of such income Tax Returns from Seller incorporating any revisions required in accordance with Section 6.01(a)(iii), Buyer will cause such Tax Returns to be timely filed.

(ii)     Buyer will prepare or cause to be prepared and timely file or caused to be timely filled all Tax Returns of the Company required to be filed with respect to Post-Closing Tax Periods, including Straddle Periods, other than the income Tax Returns prepared by Seller pursuant to Section 6.01(a)(i).

(iii)     Any Tax Return of the Company for a Pre-Closing Tax Period shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method. At least forty five (45) days prior to the due date (including extensions) of any Tax Return relating to the Pre-Closing Tax Period (after applicable extensions), the party responsible for preparing such Tax Return (the “Preparing Party”) will deliver such Tax Return to the other party (the “Reviewing Party”) for the Reviewing Party’s review and comment. Within ten (10) days following receipt of such Tax Return, the Reviewing Party will notify the Preparing Party in writing of any reasonable objections the Reviewing Party may have to any items set forth in such Tax Return, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. The Preparing Party and the Reviewing Party will consult and attempt to resolve in good faith any such objection and to mutually consent to the filing of such Tax Return; provided, that if the Preparing Party and the Reviewing Party are unable to resolve any objection raised by the Reviewing Party within ten (10) days after the Reviewing Party notifies the Preparing Party in writing of any objection relating to such Tax Return, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Preparing Party and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller.

(b)     All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. The party required to file Tax Returns under applicable Law relating to such transfer Taxes shall timely file any Tax Return or other document with respect to such Taxes or fees (and the other party shall cooperate with respect thereto as necessary).

(c)     Neither Buyer nor any of its Affiliates will (i) file, amend, refile, supplement, revoke or otherwise modify any Tax Return or Tax election of the Company with respect to a Pre-Closing Tax Period (including a Straddle Period), (ii) make any Tax election that has retroactive effect to any such Tax year (including a Straddle Period), (iii) take any action to extend the applicable statute of limitations with respect to any such Tax Returns of the Company, (iv) make any voluntary disclosure, amnesty or similar filing with respect to Taxes relating to any Pre-Closing Tax Period, (v) file a Tax Return for a Pre-Closing Tax Period in a jurisdiction in which the Company did not file such Tax Return prior to Closing, unless otherwise required by law, or (vi) take any action relating to Taxes that creates or that could create a Tax liability on the Closing Date (other than as expressly contemplated by this Agreement) that is outside the ordinary course of business, in each such case without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed. Buyer will indemnify and hold Seller harmless from and against any liability for Taxes resulting from any actions taken by it that are described in this Section 6.01(c) without the prior written consent of Seller.

(d)     All refunds of Taxes of the Company for any Pre-Closing Tax Period (whether in the form of cash received or a credit against Taxes otherwise payable) will be the property of Seller to the extent not included in the computation of Closing Working Capital. To the extent that Buyer or the Company receives a refund that is the property of Seller under this Section 6.01(d), Buyer will pay to Seller, for the ratable account of Seller, the amount of such refund (and interest received from the taxing authority). The amount due to or on behalf of Seller will be payable ten (10) days after receipt of the refund from the applicable taxing authority (or, if the refund is in the form of a credit against Taxes otherwise payable, ten (10) days after the due date of the Tax Return claiming such credit or offset). To the extent that a refund is received for a Straddle Period, the amount of the refund that is attributable to the portion of the Straddle Period ending on the Closing Date will be determined under Section 6.04.

Section 6.02     Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date none of the Company, Seller nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03     Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, Seller shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (without duplication) (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI; (c) all Pre-Closing Taxes of the Company, except as provided in Section 6.01(c); and (d) any Imputed Underpayment. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, and subject to Section 6.10 and the amendment to the Company’s Operating Agreement as set forth in Exhibit C, Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller or the Members pursuant to this Section 6.03 within ten (10) Business Days after written notification from Buyer or the Company.

Section 6.04     Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)     in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)     in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05     Contests. Buyer agrees to give prompt written notice to Seller of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of Pre-Closing Taxes (a “Tax Claim”). Seller may, at Seller’s expense, assume the defense of any such Tax Claim. If Seller assumes such defense, Seller will have the right to control (including selection of counsel) such Tax Claim and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its reasonable discretion, either pay the Tax claimed or sue for a refund where applicable Law permits such refund suits or contest the matter in any permissible matter. Seller may not, without Buyer’s consent, which shall not be unreasonably withheld or delayed, resolve any Tax Claim in a manner that would have an adverse effect on Buyer or the Company for a Post-Closing Tax Period. Buyer will cooperate with Seller with respect to the resolution of such Tax Claim and will not, without the prior consent of Seller, which shall not be unreasonably withheld or delayed, take any action to settle, compromise or resolve any matter related to such Tax Contest. If Seller does not assume the defense of a Tax Claim, Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall have no obligation to defend or participate in the defense of a Tax Claim. If Buyer defends or participates in the defense of a Tax Claim, Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller. Seller shall pay all Buyer’s reasonable costs and expenses, including attorneys’ fees, incurred in connection with any such Tax Claim.

Section 6.06     Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Seller and Buyer shall each retain all Tax Returns, schedules and work papers, records and other documents in their possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.07     Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.08     Payments to Buyer. Any amounts payable to Buyer pursuant to this ARTICLE VI shall be satisfied: (i) from the Indemnification Holdback Payment; and (ii) to the extent such amounts exceed the amount of the Indemnification Holdback Payment, from Seller.

Section 6.09     Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

Section 6.10     Imputed Underpayments. The Members agree that they shall be responsible for the amount of any imputed underpayment (as described in Section 6225 of the Code as amended by Section 1101 of Title XI (Revenue Provisions Related to Tax Compliance) of the Bipartisan Budget Act of 2015, as may be amended from time to time, together with any final or temporary Treasury Regulations, Revenue Rulings and case Law interpreting such act, as amended (together, the “BBA”)) imposed on the Company and allocable or attributable to the Membership Interests or the Members during any taxable years, or portions thereof, when the Members owned membership interests in the Company, or any other income Tax assessment imposed on the Company for any such period under any similar provision of applicable state or local Law (an “Imputed Underpayment”); with the understanding, however, that the parties agree that the Company shall not make, nor shall Buyer cause the Company to make, an election under Section 6226(a) of the Code (regarding the “push out” election) with respect to any Imputed Underpayment (as determined pursuant to Section 6225 of the Code as revised by the BBA) arising with respect to any such taxable year, or portion thereof, so long as the Seller and/or the Members either (a) fully comply with the procedures of Section 6225(c)(2)(A) or (B) of the Code as revised by the BBA (regarding the filing of amended returns or the alternative procedure to filing amended returns, respectively), or (b) pay to the Company the Members’ entire allocable share of any Imputed Underpayment, which in either event shall be completed within forty (40) days after the notice of final partnership adjustments in accordance with the amendment to the Company’s Operating Agreement as set forth on Exhibit C.

Section 6.11     Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern.

ARTICLE VII
closing DELIVERIES

Section 7.01     Seller’s Closing Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following, duly executed as appropriate:

(a)     The Assignment.

(b)     The other Ancillary Documents.

(c)     Prior to the Closing, the Closing Date Indebtedness Certificate and the Closing Transaction Expenses Certificate.

(d)     The Estimated Closing Working Capital Statement contemplated in Section 2.06(a).

(e)     A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors or managers, managing members, or general partner of Seller, as applicable, authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (ii) the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(f)     A good standing certificate (or its equivalent) for Seller and the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which Seller and the Company are organized.

(g)     The Subordination Agreement.

(h)     Amendment No. 3.

(i)     A certificate pursuant to Treasury Regulation Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code.

(j)     An executed amendment to the Company’s Operating Agreement, effective as of the Closing Date, as set forth in Exhibit C, incorporating the Imputed Underpayment provisions set forth in Section 6.10.

(k)     An Assignment and Quitclaim Deed by and among Paul C. Briggs, individually, Briggs Advanced Services, LLC, a Utah limited liability company, and the Company irrevocably assigning, transferring, granting, and conveying to the Company all worldwide rights, title and interests in and to U.S. Patent Application No. 15/582,012.

(l)     Such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.02     Buyer’s Closing Deliveries. At the Closing, Buyer shall deliver to Seller the following, duly executed as appropriate:

(a)     The Ancillary Documents.

(b)     A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (ii) the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(c)     Payment in an amount equal to the Closing Date Payment by wire transfer in immediately available funds, to an account or accounts designated prior to the Closing Date by Seller in a written notice to Buyer.

(d)     Payment to third parties by wire transfer of immediately available funds the amount of money due and owing from the Company to such third parties as Transaction Expenses as set forth on the Closing Transaction Expenses Certificate.

(e)     Payment to CapX of all Indebtedness of the Company under the Senior Term Loan, by wire transfer of immediately available funds, that amount of money due and owing from the Company to CapX under the Company Senior Term Loan, as set forth on the Closing Date Indebtedness Certificate.

(f)     The Closing Date Individual Cash Bonus Awards that are due under the Company’s Liquidity Event Cash Bonus Plan, payable to the five (5) Company employees entitled to receive them.

(g)     The Guaranty by the Buyer Subsidiaries.

(h)     The Security Agreement.

(i)     Amendment No. 3.

(j)     Such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
Indemnification

Section 8.01     Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.22 which are subject to ARTICLE VI) shall survive the Closing and shall remain in full force and effect until the date that is two (2) years from the Closing Date; provided, that the representations and warranties in (a) Section 3.01, Section 3.03, Section 3.24, Section 4.01 and Section 4.03 shall survive indefinitely, and (b) Section 3.19, Section 3.20, and 3.21 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VI which are subject to ARTICLE VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02     Indemnification By Seller and Members. Subject to the other terms and conditions of this ARTICLE VIII, Seller shall, and each Member jointly and severally shall, indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement (other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VI); or

(c)     any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not satisfied pursuant Section 2.03(b) and (c).

Section 8.03     Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend Seller, each Member, and their respective Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than ARTICLE VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VI).

Section 8.04     Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party.”

(a)     Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.04(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.01) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)     Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.04(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)     Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)     Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VI) shall be governed exclusively by ARTICLE VI hereof.

Section 8.05     Payments; Limitations and Other Matters Related to Indemnification.

(a)     Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

(b)     Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE VIII shall be satisfied: (i) by setoff against the Indemnity Holdback Payment or the Earn-out Payment; and (ii) to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee by setoff against the Indemnity Holdback Payment or the Earn-out Payment, from Seller.

(c)     Seller and the Members shall not be required to indemnify, defend, hold harmless, pay or reimburse Buyer Indemnitees under Section 8.02(a) unless and until the amount of all Losses in respect of indemnification under Section 8.02(a) exceeds twenty five thousand dollars ($25,000.00) (the “Seller Indemnification Threshold”); provided, that once the Seller Indemnification Threshold has been exceeded, Seller shall be required to indemnify, defend, hold harmless, pay and reimburse for all such Losses from the first dollar (subject to the other provisions of this Agreement). Notwithstanding anything in this Agreement to the contrary, the maximum aggregate liability of Seller and the Members under Section 8.02(a) shall not exceed the lesser of (i) $3,900,000 or (ii) fifty percent (50%) of the aggregate amount of the Purchase Price actually paid to Seller, and with respect to each Member, that portion of the Purchase Price actually received by such Member.

(d)     The amount of any Losses that are subject to indemnification, compensation or reimbursement under this ARTICLE VIII shall be reduced by the amount of any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of such Losses or any of the events, conditions, facts or circumstances resulting in or relating to such Losses (net of the amount of the out-of-pocket expenses and costs incurred by the Indemnified Party in procuring such recovery, any increased retroactive premium adjustments directly resulting from such claim, and any loss or reduction in coverage directly resulting from such claim) (“Third Party Payments”). If an Indemnified Party receives any Third Party Payment with respect to any Losses for which it has previously been indemnified (directly or indirectly) by an Indemnifying Party, the Indemnified Party shall promptly (and in any event within ten (10) Business Days after receiving such payment) pay to the Indemnifying Party an amount equal to such Third Party Payment or, if it is a lesser amount, the amount of such previously indemnified Losses. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements (other than this Agreement) for any Losses to the same extent such Party would if such Losses were not subject to indemnification, compensation or reimbursement hereunder. Upon making any payment of a claim for indemnification to an Indemnified Party in respect of any Losses pursuant to this ARTICLE VIII, the Indemnifying Party shall, to the extent of such payment, be subrogated to any rights of the Indemnified Party against any third party in respect of the Losses to which such payment relates.

(e)     Each Indemnified Party shall (and shall cause its Affiliates to) use commercially reasonable efforts to pursue all legal rights and remedies available in order to mitigate and minimize any Losses subject to indemnification pursuant to this ARTICLE VIII promptly upon becoming aware of any event or circumstance that could reasonably be expected to constitute or give rise to such Losses.

(f)     Notwithstanding anything in this Agreement to the contrary, in no event shall any Member have any obligation or requirement to indemnify, defend, hold harmless, pay, or reimburse any Indemnified Party for more than the dollar amount that the Member has received in cash payments pursuant to the transactions under this Agreement.

Section 8.06     Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07     Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 8.08     Exclusive Remedies. Subject to Section 5.02, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or criminal activity on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud or criminal conduct.

ARTICLE IX
Miscellaneous

Section 9.01     Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Seller shall pay all amounts payable to D.A. Davidson.

Section 9.02     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Buyer:	with copies to:
Enservco Corporation 501 S. Cherry Street, Suite 1000 Denver, CO 80246 Attention: Ian Dickinson, CEO Email: idickinson@enservco.com	Jones & Keller, P.C. 1999 Broadway, Suite 3150 Denver, CO 80202 Attention: Reid A. Godbolt, Esq. Email: rgodbolt@joneskeller.com
if to Seller/Member Representative: Spell Capital Mezzanine Partners SBIC, LP 222 South Ninth Street, Suite 2800 Minneapolis, MN 55402 Attention: Stacy Harmsen Email: stacy@spellcapital.com	with copies to: Ballard Spahr LLP 2000 IDS Center 80 South 8th Street Minneapolis, MN 55402 Attention: Richard D. McNeil, Esq. Email: mcneilr@ballardspahr.com

Section 9.03     Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05     Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.02(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06     Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08     No Third-Party Beneficiaries. Except as provided in Section 6.03 and ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09     Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 9.10     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)     This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction).

(b)     ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF COLORADO IN EACH CASE LOCATED IN THE CITY AND COUNTY OF DENVER, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE ASSIGNMENT, OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ASSIGNMENT, OR THE OTHER ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).

Section 9.11     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.12     Drafting. Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against any Party because such Party or its legal counsel drafted this Agreement or such provision.

Section 9.13     Schedules. The parties acknowledge and agree that (a) information disclosed in any particular Section of the Disclosure Schedules (including the terms of any agreements referenced therein) shall also be deemed a disclosure in all other applicable Sections of the Disclosure Schedules where the relevance of such disclosure to such other Sections of the Disclosure Schedules is reasonably apparent from the face of such disclosure and (b) the Disclosure Schedules are not intended to constitute, and shall not be deemed, representations or warranties of the Company or Seller, except and to the extent explicitly provided in the Agreement, and are qualified in their entirety by reference to the specific provisions of the Agreement.

Section 9.14     Seller/Member Representative.

(a)     Seller and each Member irrevocably appoints Seller/Member Representative to act as representative, agent, proxy and attorney-in-fact for Seller and such Member, with the full power and authority to act on Seller’s and Member’s behalf, to: (i) receive notices or service of process, (ii) negotiate, determine, compromise, settle and take any other action permitted or called for by Seller or Member under this Agreement, and (iii) engage such counsel, experts and other agents and consultants as the Seller/Member Representative shall deem necessary in connection with exercising the powers granted hereunder and (in the absence of bad faith on the part of the Seller/Member Representative) shall be entitled to conclusively rely on the opinions and advice of such persons. Buyer shall be entitled to conclusively rely on the acts of the Seller/Member Representative as provided in this Section 9.14 as the acts of the Seller or a Member.

(b)     Seller and each Member agree that such agency and proxy are coupled with an interest, and are therefore irrevocable without the consent of the Seller/Member Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of Seller or any Member. All decisions and actions by the Seller/Member Representative shall be binding upon Seller and each Member, and neither Seller nor any Member shall have the right to object, dissent, protest or otherwise contest the same. The Seller/Member Representative shall have no duties or obligations hereunder except those specifically set forth herein and such duties and obligations shall be determined solely by the express provisions of this Agreement. Seller and each Member will indemnify and hold harmless the Seller/Member Representative against all Losses incurred by the Seller/Member Representative in connection with the performance of its duties as the Seller/Member Representative, including, without limitation, any action, suit or proceeding to which the Seller/Member Representative is made a party by reason of the fact it is or was acting as the Seller/Member Representative under this Agreement, except for actions or omissions constituting fraud, bad faith or gross negligence. Neither the Seller/Member Representative nor any agent employed by it shall incur any liability to Seller or any Member relating to the performance of his duties hereunder except for actions or omissions constituting fraud, bad faith or gross negligence. The Seller/Member Representative shall have no liability in respect of any action, claim or proceeding brought against the Seller/Member Representative by Seller or any Member if the Seller/Member Representative took or omitted taking any action in good faith.

[signature pageS follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

ADLER HOT OIL SERVICE, LLC, a Delaware limited liability company

By: /s/ Stacy Harmsen

Name: Stacy Harmsen

Title: Board of Managers

SELLER:

ADLER HOT OIL HOLDINGS, LLC, a Delaware limited liability company

By: /s/ Stacy Harmsen

Name: Stacy Harmsen

Title: President

MEMBERS:

SPELL CAPITAL MEZZANINE PARTNERS SBIC, LP, a Delaware limited partnership

By: SCMP Management I, LLC, General Partner

By: /s/ Stacy Harmsen

Name: Stacy Harmsen

Title: Managing Director

EXMARQ CAPITAL PARTNERS, INC., a Minnesota corporation

By: /s/ Ryan McKinney

Name: Ryan McKinney

Title: President

ALDINE CAPITAL FUND II, L.P., a Delaware limited partnership

By: Aldine GP II, LLC, General Partner

By: /s/ Albert L. Brahm

Name: Albert L. Brahm

Title: Vice President

ALDINE SBIC FUND, L.P., a Delaware limited partnership

By: Aldine SBIC Partners, LLC, General Partner

By: /s/ Albert L. Brahm

Name: Albert L. Brahm

Title: Vice President

UNITED INSURANCE COMPANY OF AMERICA, an Illinois corporation

By: /s/ Jonathan Wilson

Name: Jonathan Wilson

Title: Assistant Treasurer

BUYER:

ENSERVCO CORPORATION, a Delaware corporation

                         By: /s/ Ian Dickinson

                         Name: Ian Dickinson

Title: President and Chief Executive Officer